Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN

TETON ENERGY CORPORATION

And

Bill I. Pennington

(Executive)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 1, 2006, (the “Effective Date”) is entered into by and between Teton Energy Corporation, a Delaware corporation (the “Company”), and Bill I. Pennington, an individual with an address at 27 Brookhaven Trail, Columbine Valley, CO 80123, (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has requested and the Executive has agreed to serve the Company as Executive Vice President and Chief Financial Officer pursuant to the terms and conditions herein; and

WHEREAS, the Board has determined that it is in the best interest of the Company, its affiliates, and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined Article Seven herein); and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to indemnify the Executive for claims for damages arising out of or relating to the performance of such services to the Company in accordance with the terms and conditions set forth in this Agreement and pursuant to Delaware law; and

WHEREAS, as an inducement to serve and in consideration for such services, the Company has agreed to indemnify the Executive for claims for damages arising out of or relating to the performance of such services to the Company in accordance with the terms and conditions set forth in a separate agreement, which indemnification agreement is attached as an exhibit hereto and is incorporated herein by reference; and

WHEREAS, in order to accomplish these objectives and establish the rights, duties and obligations of the Parties, which shall be generally stated herein and which may be more fully stated in other agreements between the Parties, including equity-based agreements, indemnity agreements, and other employment or incentive related agreements as the Company or the Board may adopt from time to time, the Board has caused the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE ONE

DEFINITIONS

1.             Definitions. As used in this Agreement:

1.1           The term “Accrued Obligations,” when used in the case of the Executive’s death or disability shall mean the sum of (1) the that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the Date of Termination, and (2) an amount equal 12 months salary at the level of the Executive’s Base Salary then in effect,

1.2           The term “Automatic Extension” shall have the meaning set forth in Section 2.2 herein.

1.3           The term “Base Salary”, shall have the meaning set forth in Section 3.1 herein.

1.4           The term “Board” shall have the meaning set forth in the recitals.

1.5           The term “Cause” shall have the meaning set forth in Section 4.3 herein.

1.6           The term “Common Stock” shall mean the Common Stock, par value $0.001, of the Company.

1.7           The term “Compensation Committee” shall mean the Compensation Committee of the Company.

1.8           The term “Corporate Documents” shall mean the Company’s Certificate of Incorporation, as amended and/or its Bylaws, as amended.

1.9           The term “Effective Date” shall have the meaning set forth in the preamble.

1.10         The term “Good Reason” shall have the meaning set forth in Section 4.4 herein.

1.11         The term “Initial Term” shall have the meaning set forth in Section 2.2 herein.

1.12         The term “Severance Benefit” shall have the meaning set forth in Section 4.8(a)(i) herein.

1.13         The term “Without Cause” shall have the meaning set forth in Section 4.3 herein.

1.14         The term “Without Good Reason” shall have the meaning set forth in Section 4.5 herein.

ARTICLE TWO

POSITION & DUTIES

2.             Employment.

2.1           Title. The Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company and agrees to perform services for the Company and such other affiliates of the Company, as described in Section 2 herein.

2.2           Term. The Executive’s employment shall be for an initial term of one (1) year (“Initial Term”), commencing on the Effective Date. The Executive’s employment shall be automatically extended on the day after the first year anniversary of the Effective Date (“Automatic Extension”), and on each second anniversary date thereof, for additional two (2) year periods unless, with respect to any such Automatic Extension, Executive’s employment is terminated by either party during the 60-day period prior to such anniversary date as provided in Article Four.

2.3           Duties and Responsibilities. The Executive shall report to the CEO and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the CEO. During the term of this Agreement Executive shall, subject to the direction of the CEO of the Company, oversee and direct the operations of the Company’s finance organization, and shall perform such duties as are customarily performed by an Executive Vice President and Chief Financial Officer of a company such as the Company or as are otherwise delegated to him from time to time by the CEO or such other matters and projects as may from time to time be reasonably assigned to him by the CEO.

2.4           Performance of Duties. During the term of the Agreement, except as otherwise approved by the CEO or as provided below, the Executive agrees to devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:

(a)           serving as a director or a member of a committee of any company or organization, if serving in such capacity does not involve any conflict with the business of the Company or any subsidiary and such other company or organization is not in competition, in any manner whatsoever, with the business of the Company or any of its subsidiaries;

(b)           fulfilling speaking engagements;

(c)           engaging in charitable and community activities;

(d)           managing his personal business and investments; and

(e)           any other activity approved of by the Board. For purposes of this Agreement, any activity specifically listed on Schedule A shall be considered as having been approved by the Board.

2.5           Representations and Warranties of the Executive with Respect to Conflicts, Past Employers and Corporate Opportunities. The Executive represents and warrants that:

(a)           his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity;

(b)           he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity; and

(c)           he will not, without disclosure to and approval of the Board, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company except that ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held entity shall not be deemed a violation of this Section 2.5; provided, further, that any investment specifically listed on Schedule A shall not be deemed a violation of this Section 2.5.

2.6           Activities and Interests with Companies Doing Business with the Company. In addition to those activities and interests of Executive disclosed on Schedule A attached hereto, Executive shall promptly disclose to the Board, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to Executive, purchases or provides services or products to, the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than two (2%) of the outstanding securities of any class of any publicly held entity.

2.7           Other Business Opportunities. Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (a) such business opportunities are not directly competitive with, similar to the business of the Company, or would otherwise be deemed to constitute an opportunity appropriate for the Company, (b) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (c) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Board.

2.8           Reporting Location. For purposes of this Agreement, the Executive’s reporting location shall be Denver, Colorado, which shall include the metropolitan area within a 40 mile radius from the Company’s current office.

ARTICLE THREE

COMPENSATION

3.             Compensation.

3.1           Base Salary. Executive shall receive an initial annual base salary of One Hundred Ninety Thousand Dollars ($190,000.00), payable bi-monthly in arrears (the “Base Salary”) and subject to all federal, state, and municipal withholding requirements. The Base Salary shall be reviewed by the CEO, with input from the Board, annually for any increase.

3.2           Cash Bonus. The Executive shall be eligible for a cash bonus equal to an amount of up to sixty percent (60%) of his Base Salary in 2006 and up to one hundred percent (100%) of his Base Salary for each fiscal year thereafter (annualized for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than twelve (12) full months. Each Cash Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year in respect of which the Cash Bonus is awarded, unless the Executive shall elect to defer the receipt of such Cash Bonus that may be approved by the Board from time to time.

3.3           Equity-Based Compensation. The Executive shall be entitled to participate in all equity-based compensation plans offered by the Company and as determined by the Board of Directors. The Executive understands that as of the date of this Agreement, the only equity-based plan offered by the Company is the 2005 Long-term Incentive Plan.

Notwithstanding any other provision of this Agreement, effective June 1, 2006, the Executive shall be entitled to a grant of 20,000 restricted shares of Teton common stock, which shall vest over a period of three years and be subject to a restricted stock agreement in a form substantially similar to the form of agreement in Exhibit B.

Upon a Change of Control, all equity-based compensation will be treated in the same manner as if Executive’s employment was terminated by the Company Without Cause.

3.4           Participation In Benefit Plans.

(a)           Retirement Plans. Executive shall be entitled to participate, without any waiting or eligibility periods, in all qualified retirement plans provided to other executive officers and other key employees.

(b)           Taxes. The Company shall pay, on a grossed-up basis for federal, state, and local income taxes, the amount of any excise tax payable by Executive as a result of any payments triggered by this Agreement, or other compensation agreements between Executive and the Company, or any of its subsidiaries and any income tax payable by Executive as a result of any payments in Common Stock triggered by this Agreement or other compensation agreements between Executive and the Company, or any of its subsidiaries, except as might otherwise be provided such benefit plan.

(c)           Life Insurance. The Executive shall be entitled to life insurance on terms consistent with that provided to other senior executives of the Company as may be authorized by the Board from time to time.

(d)           Employee Benefit Plans and Insurance. The Executive shall have the right to participate in employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time and to receive customary Company benefits, if those benefits are so offered. Nothing herein shall obligate the Executive to accept such benefits if and when they are offered.

(e)           Vacation.

(i)            The Executive shall be entitled to four (4) weeks of vacation per calendar year, which vacation level shall be reviewed by the CEO from time to time. No more than 1.5 times (1.5x) Executive’s authorized annual vacation allocation may be accrued, at any given time. In the event that Executive has reached his maximum authorized vacation allocation, accrual will not re-commence until Executive uses some of his paid vacation credit and thereby brings the balance below his maximum. Accrued paid vacation credit forfeited because of an excess balance can not be retroactively reapplied.

(ii)           Pay will only be provided for any unused, accrued paid vacation credit at the time of Executive’s separation from the business by the Company due to a reduction in force, by Executive upon retirement, or upon the death of an employee, provided that Executive has been a regular full-time employee for three calendar months prior to such event. Termination of employment for Cause by the Company, or Executive’s resignation, will result in the forfeiture of any unused paid vacation credit.

(f)            Paid Holidays. The Executive shall be entitled to such paid holidays as are generally available to all employees. As of the date of this Agreement, the Company’s employees are permitted to observe ten (10) paid holidays.

3.5           Relocation & Business-related Expenses. In the event that Executive is required to move from his primary residence and consents to such move, then Executive shall be provided with relocation assistance as provided below:

(a)           Housing and Temporary Lodging. The Company will pay the costs for the Executive and his family of house-hunting trips and the cost of transporting Executive, his spouse, furniture, household effects, and vehicles, to the area in which the Company will be headquartered. In addition, the Company will pay the cost of Executive’s travel, temporary living expenses, including housing, whether hotel or apartment, and meals, during the period prior to Executive’s move to the city in which the Company will be headquartered.

(b)           Reimbursement. Executive shall be entitled to reimbursement within a reasonable time for all properly documented and approved expenses for travel. The Company shall reimburse business expenses of Executive directly related to Company business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside of the United States, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel outside the United States (unless such insurance is being provided by the Company), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved. Executive shall be governed by the travel and entertainment policy in effect at the Company.

3.6           Severance Benefit. In the event that Executive’s employment is terminated, other than for Cause, Executive shall receive compensation pursuant to Section 4.8 herein.

3.7           Payroll Procedures and Policies. All payments required to be made by the Company to the Executive pursuant to this Article Three shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies.

ARTICLE FOUR

TERMINATION OF EMPLOYMENT

4.1           Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

4.2           Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of the incapacity of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, be permanent and continuous during the remainder of the Executive’s life.

4.3           Termination by Company.

(a)           Termination for Cause.

The Company may terminate the Executive’s employment hereunder for Cause (as defined below). For purposes of this Agreement, “Cause” shall mean:

(i)            the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company, which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes the Executive has not substantially performed the Executive’s duties; or

(ii)           the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliated companies, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chief Executive Officer or another senior officer of Company, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(iii)          the Executive’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime.

(b)           Termination without Cause.

All terminations by the Company that are not for Cause, or on the occasion of the Executive death or disability, or that are not terminated during the 60-day period prior to any anniversary date as provided in Section 2.2 or Section 4.5, shall be considered Without Cause.

4.4           Termination by Executive. The Executive may terminate the Executive’s employment hereunder (x) at any time during the Employment Term for Good Reason (as defined below) or (y) during the Window Period (as defined below) Without Good Reason. For purposes of this Agreement, the “Window Period” shall mean the 30-day period immediately following the first anniversary of the Effective Date, and “Good Reason” shall mean any of the following (without the Executive’s express written consent):

(a)           The assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), duties, functions, responsibilities or authority as contemplated by Section 2.3 of this Agreement, or any other action by the Company that results in a diminution in such position, duties, functions, responsibilities or authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b)           Any failure by the Company to comply with any of the provisions of Section 2.3 of this Agreement, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(c)           The Company’s requiring the Executive to be based at any office or location other than as provided in Section 2.8 of this Agreement or the Company’s requiring the Executive to travel on the Company’s or its affiliated companies’ business to a substantially greater extent than during the three-year period immediately preceding the Effective Date;

(d)           Any failure by the Company to comply with and satisfy Section 8.1 of this Agreement; or

(e)           Any purported termination by the Company of the Executive’s employment hereunder otherwise than as expressly permitted by this Agreement, and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Section 4.4, any good faith determination of “Good Reason” made by the Executive shall be conclusive.

4.5           Termination without Prejudice. The Company or Executive may terminate this Agreement at any time during the 60-day period prior to the Automatic Extension.

4.6           Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Section 4.1) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (as defined in Section 4.7 below); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed 120 days, following the occurrence of the event giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

4.7           Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of termination of the Executive’s employment hereunder, which date shall be (a) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (b) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (c) if the Executive’s employment is terminated by the Company (or applicable affiliated company) for Cause or by the Executive for Good Reason, the date on which the Notice of Termination is given, (d) if the Executive’s employment is terminated pursuant to Section 2.2, the date on which the Employment Term ends pursuant to Section 2.2 due to a party’s delivery of a Notice of Termination thereunder, and (e) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given; provided, however, that if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.8           Obligations of the Company upon Termination.

(a)           Good Reason or During the Window Period; Other Than for Cause, Death or Disability. If, during the Employment Term, the Company (or applicable affiliated company) shall terminate the Executive’s employment hereunder other than for Cause or Disability or the Executive shall terminate the Executive’s employment either for Good Reason or Without Good Reason during the Window Period:

(i)            the Company shall pay to the Executive (either in a lump sum or on in equal monthly installments over a 12-month period after the Date of Termination, at the Company’s option) the sum of (1) the that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the Date of Termination, and (2) an amount equal 12 months salary at the level of the Executive’s Base Salary then in effect, (such 12 months amount is hereinafter referred to as the “Severance Amount”);

(ii)           all stock options, stock appreciation rights, and restricted stock shall immediately vest;

(iii)          all stock options and stock appreciation rights shall be payable in Common Stock;

(iv)          all performance share units that would vest in the course of any fiscal year shall vest on a pro rata basis; and

(v)           the Company shall pay, on a grossed-up basis (as determined in the same manner as under Section 3.4(b) herein) the amount of any excise and income taxes payable by Executive as a result of any payments in Common Stock triggered by this Agreement, or other agreements between Executive and the Company, or any of its subsidiaries.

To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies (such other amounts and benefits hereinafter referred to as the “Other Benefits”).

(b)           Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(c)           Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant to the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(d)           Cause; Other than for Good Reason or During the Window Period. If the Executive’s employment is terminated for Cause during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive other than the obligation to pay to the Executive Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates the Executive’s employment during the Employment Term, excluding a termination either for (i) Good Reason or (ii) Without Good Reason during the Window Period, this Agreement shall terminate without further compensation obligations to the Executive, other than for the that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the effective date of the Executive’s voluntary termination and the timely payment or provision of the Other Benefits, as provided in any applicable plan, and the Executive shall have no further obligations nor liability to Company. In such case, any amounts owed to the Executive shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination subject to applicable laws and regulations.

4.9           Continuation of Payments During Disputes. The Parties agree that in the case of:

(a)           termination which the Company contends is for Cause, but Executive claims is not for Cause; or

(b)           termination by Executive under Section 4.4 herein,

the Company shall continue to pay all compensation due to Executive hereunder until the resolution of such dispute, but the Company shall be entitled to repayment of all sums so paid, if it ultimately shall be determined by a court of competent jurisdiction, in a final non-appealable decision, that the termination was for Cause or such termination by Executive was not authorized under Section 4.4 herein, and all sums so repaid shall bear interest at the prime rate as published in The Wall Street Journal on the date on which such court makes such determination. Any such reimbursement of payments by Executive shall not include any legal fees or other loss, costs, or expenses incurred by the Company, notwithstanding any provision of the Indemnification Agreement, which is attached as Exhibit A and is considered a part of this Agreement.

ARTICLE FIVE

INDEMNIFICATION

5.             Indemnification. The Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in the Indemnification Agreement substantially in the form attached as Exhibit A hereto.

ARTICLE SIX

CONFIDENTIALITY

6.             Confidentially; Non-Competition; and Non-Solicitation.

6.1           Confidentiality. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (a) the Company is engaged in the oil and gas business, (b) maintains secret and confidential information, (c) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (d) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees that during the time of Executive’s employment and for a period of one (1) year following the termination of Executive’s employment with the Company, Executive agrees to hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates or (y) that becomes available to Executive on a nonconfidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

6.2           Non-Competition. During Executive’s employment with the Company and for so long as Executive receives any Severance Benefit or is receiving any Severance Amount provided under this agreement in respect of the termination of his employment, Executive shall not be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however, that Executive may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. For purposes of this Agreement, a lump sum payment equivalent made to Executive shall be judged in relation to his most recent annual base salary to determine whether Executive is continuing to receive a Severance Benefit or Severance Amount and shall be measured from the date such payment is received. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

6.3           Non-Solicitation. Executive also agrees that he will not, directly or indirectly, during the term of his employment or within one (1) year after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

ARTICLE SEVEN

CHANGE OF CONTROL

7.             Certain Definitions.

7.1           Change of Control Effective Date. The “Change of Control Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 7.2) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company (or applicable affiliated company) is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

7.2           Change of Control Period. The “Change of Control Period” shall mean the period commencing on the date of this Agreement and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof herein referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three years after such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

7.3           Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:

(a)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (A) the then outstanding Common Shares the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection 7.3(a) the following acquisitions shall not constitute a Change of Control: (w) Company-sponsored recapitalization that is approved by the Incumbent Board, as defined below; (x) a capital raise initiated by the Company where the Incumbent Board remains for at least at least 548 days after the closing date of the raise, or (y) an acquisition of another company or asset(s) initiated by the Company and where the Company’s shareholders immediately after the transaction own at least 51% of the equity of the combined concern; or

(b)           individuals who, as of the date of this Agreement, constitute the Company’s Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board of Directors; provided, however, that any individual becoming a director of the Company shareholders subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board; or

(c)           consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the shareholders of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding a parent of the Company that may come into being after the date of this Agreement through any transaction deliberately undertaken by the Company after an affirmative vote of its Incumbent Directors and the Company shareholders), any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 15% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (ii) a majority of the members of the board of directors of the company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or

(d)           consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the shareholders of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 15% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such corporation were members of the Incumbent

Board at the time of the execution of the initial agreement or action of the Incumbent Board providing for such sale or other disposition of assets of the Company; or

(e)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

ARTICLE EIGHT

MISCELLANEOUS

8.             Miscellaneous.

8.1           Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party. The Company shall require any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by instrument in a form reasonably satisfactory to Executive, this Agreement and any other agreements between Executive and the Company or any of its subsidiaries, in the same manner and to the same extent as the Company.

8.2           Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction; provided, however, that Delaware law shall govern with respect to the Executive’s rights under a Change of Control under Article Seven herein.

8.3           Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

8.4           Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

8.5           Severability. Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

8.6           Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

8.7           Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party, if not then in breach of this Agreement, may be without an adequate remedy at law owing to the unique nature of the contemplated relationship. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement, by the Party in breach, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

8.8           Attorney’s Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the Party against whom enforcement is sought its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation). In the event that Executive institutes any legal action to enforce Executive’s legal rights hereunder, or to recover damages for breach of this Agreement, Executive, if Executive prevails in whole or in part, shall be entitled to recover from the Company reasonable attorneys’ fees and disbursements incurred by Executive with respect to the claims or matters on which Executive has prevailed.

8.9           No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

8.10         Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

8.11         Amendment. This Agreement may be amended only by a writing signed by all of the Parties hereto.

8.12         Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

8.13         Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto. Notwithstanding any other provision in this Agreement, the obligations under Articles 5 and 6 shall survive termination of this Agreement.

8.14         Savings Clause. Notwithstanding any other provision of this Agreement, if the indemnification provisions in Exhibit A hereto or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Executive as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.15         Modifications and Waivers. Notwithstanding any other provision of this Agreement, the indemnification provisions in Exhibit A hereto and the Change of Control provisions Article Seven herein, may be amended from time to time to reflect changes in Delaware law or for other reasons.

8.16         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)           If to Executive:

Bill I. Pennington

27 Brookhaven Trail

Columbine Valley, CO 80123

(b)           If to the Company:

Teton Energy Corporation

410 17th Street – Suite 1850

Denver, CO 80202

Attn: CEO

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

8.17         No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under Delaware law or the Company’s Corporate Documents.

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

Teton Energy Corporation		EXECUTIVE

By:	/s/ Karl F. Arleth	By:	/s/ Bill I. Pennington
Name:	Karl F. Arleth	Name: Bill I. Pennington
Title:	President & CEO

Schedule A

Outside Activities

Bill I. Pennington

Company or Project Name	Nature of Business	Date Hired or Commenced Involvement	Position	Compensation	Annual Time Commitment, (time away from office)

Dated:	June 1, 2006

Initials: Executive:	/s/ BIP	Company:	/s/ KFA

Executive and Company agree that there are no outside activities

Exhibit A

Indemnification Agreement

INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (the “Agreement”) is dated as of June 1, 2006, and is made by and between Teton Energy Corporation a Delaware corporation (the “Company”), and Bill I. Pennington, an officer or director of the Company (the “Indemnitee”).

RECITALS

A.            The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and/or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B.            The Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and to encourage such individuals to make the business decisions necessary or appropriate for the success of the Company and its Subsidiaries (as defined in Section 1 below), it is necessary for the Company contractually to indemnify its directors and certain of its officers, and certain of the directors and officers of its Subsidiaries, and to assume for itself maximum permissible liability for Expenses, losses, liabilities and damages in connection with claims against such officers and directors relating to their service in such capacities, and has further concluded that the failure to provide such contractual indemnification could result in significant harm to the Company and its Subsidiaries and the Company’s stockholders;

C.            The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

D.            Plaintiffs often seek damages in such large amounts and the costs of litigation may be so great (whether or not the case is meritorious), that the defense and/or settlement of such litigation may be beyond the personal resources of directors and officers;

E.             Section 145 of the General Corporation Law of Delaware, under which the Company is organized (the “Law”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by the Law is not exclusive; further the provisions of the Amended Certificate of Incorporation of the Company (the “Certificate of Incorporation”) specifically state that the rights to indemnification and payment of expenses described therein are not exclusive, and thereby contemplate that contracts with respect to indemnification and payment of Expenses by the Company and similar obligations of the Company may be entered into by and between the Company and persons entitled to such rights described in the Certificate of Incorporation; and

F.             The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company. As an inducement to serve and in consideration for such service, the Company has agreed to indemnify the Indemnitee for claims for damages arising out of or related to the performance of such services to the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Definitions.

1.1.          Agent. For the purposes of this Agreement, “Agent” of the Company means any person who is or at any time was a director or officer of the Company or a subsidiary of the Company; or is or at any time was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or an affiliate of the Company; or was a director or officer of another enterprise or affiliate of the Company at the request of, for the convenience of, or to represent the interests of such predecessor corporation. The term “enterprise” includes any employee benefit plan of the Company, its subsidiaries, affiliates and predecessor corporations.

1.2.          Change in Control. “Change in Control” means a change in control of the Company occurring after June 1, 2006, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if after June 1, 2006, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the board of directors of the Company in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the board of directors of the Company then in office, as a consequence of which members of the board of directors in office immediately prior to such transaction or event constitute less than a majority of the board of directors thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) of this subsection (c), individuals who at the beginning of such period constituted the board of directors of the Company (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors.

1.3.          Company. As used herein the term “Company” includes all successors and assigns to the Company, including, without limitation, any corporation or other entity that is a successor to the Company by virtue of a Change in Control.

1.4.          Controlled. “Controlled” means subject to the power to exercise a controlling influence over the management or policies of a corporation, partnership, joint venture, trust or other entity.

1.5.          Expenses. For purposes of this Agreement, “Expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, attorneys’ fees and related disbursements and retainers, costs of travel, other out-of-pocket costs such as fees and disbursements of expert witnesses, private investigators and professional advisors, court costs, transcript costs, fees of experts, duplicating, printing, and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and reasonable compensation for time spent by the Indemnitee for which he is not otherwise compensated by the Company or any third party) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement, Section 145 of the Law or otherwise.

1.6.          Proceeding. For the purposes of this Agreement, a “Proceeding” means any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, inquiry or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever, whether formal or informal, including a proceeding initiated by Indemnitee pursuant to Section 9 of this Agreement to enforce Indemnitee’s rights hereunder.

1.7.          Subsidiary. For purposes of this Agreement, “Subsidiary” means any corporation, partnership, limited liability company, trust, joint venture, or other entity of which more than fifty percent (50%) of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more of its subsidiaries or by one or more of the Company’s subsidiaries.

2.              Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at the will of the Company (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an agent of the Company, faithfully and to the best of his ability, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the charter documents of the Company or any Subsidiary of the Company; provided, however, that the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that the Indemnitee may have assumed apart from this Agreement), and the Company or any Subsidiary shall have no obligation under this Agreement to continue the Indemnitee in any such position. For the avoidance of doubt, the Company and Indemnitee each acknowledge and agree that the resignation or other termination of Indemnitee as an agent of the Company under this paragraph 2 shall not impair any right that Indemnitee may otherwise have to be indemnified under the terms of this Agreement.

3.              Directors’ and Officers’ Insurance. The Company shall, to the extent that the Board determines it to be economically reasonable, maintain a policy of directors’ and officers’ liability insurance (“D&O Insurance”), on such terms and conditions as may be approved by the Board.

4.              Mandatory Indemnification. Subject to Section 9 below, the Company shall indemnify and hold the Indemnitee harmless to the fullest extent permitted by the Law. Without limiting the generality of the foregoing, the Company shall indemnify and hold harmless the Indemnitee as follows:

4.1.          Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or at any time was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all claims, expenses and liabilities of any type whatsoever (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and/or

4.2.          Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or at any time was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all claims, expenses and liabilities, including without limitation attorneys’ fees, amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged, in a judgment not subject to appeal, to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company, unless and only to the extent that the Court of Chancery in Delaware or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and/or

4.3.          Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to the extent such have been paid directly to the Indemnitee by D&O Insurance.

5.              Partial Indemnification and Contribution.

5.1.          Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by him in the investigation, defense, settlement, or appeal of a proceeding but is not entitled, however, to indemnification for all of the total amount thereof, then the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled to indemnification.

5.2.          Contribution. If the Indemnitee is not entitled to the indemnification provided in Section 4 for any reason other than the statutory limitations set forth in the Law, then in respect of any threatened, pending or completed proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such proceeding), the Company shall contribute to the amount of Expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose and (ii) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such Expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation, which does not take account of the foregoing equitable considerations.

6.              Mandatory Advancement of Expenses.

6.1.          Advancement. Subject to Section 9 below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, participation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or at any time was an agent of the Company or by reason of anything done or not done by him in any such capacity. The Indemnitee hereby undertakes promptly to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Certificate of Incorporation, or Bylaws of the Company, the Law or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within thirty (30) days following delivery of a written request therefor by the Indemnitee to the Company.

6.2.          Exception. Notwithstanding the foregoing provisions of this Section 6, the Company shall not be obligated to advance any expenses to the Indemnitee arising from a lawsuit filed directly by the Company against the Indemnitee if an absolute majority of the members of the Board reasonably determines in good faith, within thirty (30) days of the Indemnitee’s request to be advanced expenses, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith. If such a determination is made, the Indemnitee may have such decision reviewed by another forum, in the manner set forth in Sections 8.3, 8.4 and 8.5 hereof, with all references therein to “indemnification” being deemed to refer to “advancement of expenses,” and the burden of proof shall be on the Company to demonstrate clearly and convincingly that, based on the facts known at the time, the Indemnitee acted in bad faith. The Company may not avail itself of this Section 6.2 as to a given lawsuit if, at any time after the occurrence of the activities or omissions that are the primary focus of the lawsuit, the Company has undergone a change in control. For this purpose, a change in control shall mean a given person or group of affiliated persons or groups increasing their beneficial ownership interest in the Company by at least fifteen (15) percentage points without advance Board approval.

7.              Notice and Other Indemnification Procedures.

7.1.          Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

7.2.          If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7.1 hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such D&O Insurance policies.

7.3.          In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that: (a) the Indemnitee shall have the right to employ his own counsel in any such proceeding at the Indemnitee’s expense; (b) the Indemnitee shall have the right to employ his own counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice, and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; or (c) if (i) the employment of counsel by the Indemnitee has been previously authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

8.              Determination of Right to Indemnification.

8.1.          To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4.1 or 4.2 of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him in connection with the investigation, defense or appeal of such proceeding, or such claim, issue or matter, as the case may be, including without limitation Indemnitee’s attorneys’ fees.

8.2.          In the event that Section 8.1 is inapplicable, or does not apply to the entire proceeding, the Company shall nonetheless indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a forum listed in
Section 8.3 below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

8.3.          The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8.2 hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:

(a)            a quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

(b)            the stockholders of the Company, provided however that the Indemnitee can select a forum consisting of the stockholders of the Company only with the approval of the Company;

(c)            legal counsel mutually agreed upon by the Indemnitee and the Board, which counsel shall make such determination in a written opinion;

(d)            a panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected; or

(e)            the Court of Chancery of Delaware or other court having jurisdiction of subject matter and the parties.

8.4.          As soon as practicable, and in no event later than thirty (30) days after the forum has been selected pursuant to Section 8.3 above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

8.5.          If the forum selected in accordance with Section 8.3 hereof is not a court, then after the final decision of such forum is rendered, the Company or the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which the proceeding giving rise to the Indemnitee’s claim for indemnification is or was pending or any other court having jurisdiction of subject matter and the parties, for the purpose of appealing the decision of such forum, provided that such right is executed within sixty (60) days after the final decision of such forum is rendered. If the forum selected in accordance with Section 8.3 hereof is a court, then the rights of the Company or the Indemnitee to appeal any decision of such court shall be governed by the applicable laws and rules governing appeals of the decision of such court.

8.6.          Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all Expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all Expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

9.              Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

9.1.          Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification and/or advancement of Expenses arising under this Agreement, the charter documents of the Company or any Subsidiary or any statute or law or otherwise, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

9.2.          Unauthorized Settlements. To indemnify the Indemnitee hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; or

9.3.          Securities Law Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section l6(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

9.4.          Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter, in a judgment not subject to appeal, shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

10.            Non-Exclusivity.

THE PROVISIONS FOR INDEMNIFICATION AND ADVANCEMENT OF EXPENSES SET FORTH IN THIS AGREEMENT SHALL NOT BE DEEMED EXCLUSIVE OF ANY OTHER RIGHTS WHICH THE INDEMNITEE MAY HAVE UNDER ANY PROVISION OF LAW, THE COMPANY’S CERTIFICATE OF INCORPORATION OR BYLAWS, THE VOTE OF THE COMPANY’S STOCKHOLDERS OR DISINTERESTED DIRECTORS, OTHER AGREEMENTS OR OTHERWISE, BOTH AS TO ACTION IN THE INDEMNITEE’S OFFICIAL CAPACITY AND TO ACTION IN ANOTHER CAPACITY WHILE OCCUPYING HIS POSITION AS AN AGENT OF THE COMPANY, AND THE INDEMNITEE’S RIGHTS HEREUNDER SHALL CONTINUE AFTER THE INDEMNITEE HAS CEASED ACTING AS AN AGENT OF THE COMPANY AND SHALL INURE TO THE BENEFIT OF THE HEIRS, EXECUTORS AND ADMINISTRATORS OF THE INDEMNITEE.

11.            Burden of Proof. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

12.            Duration of Agreement.

This Agreement shall continue until and terminate upon the later of: (a) 10 years after the date that the Indemnitee shall have ceased to serve as a director and/or officer of the Company or director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the Indemnitee served at the request of the Company; or (b) one year after the final, nonappealable termination of any Proceeding then pending in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to Section 10 of this Agreement relating thereto.

13.            General Provisions.

13.1.        Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent now or hereafter permitted by law, except as expressly limited herein.

13.2.        Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, then:

(a)            the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable that are not themselves invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(b)            to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 13.1 hereof.

13.3.        Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

13.4.        Subrogation. In the event of full payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

13.5.        Counterparts. This Agreement may be executed in one or more counterparts and via facsimile, each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

13.6.        Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

13.7.        Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) if delivered by hand and signed for by the party addressee; or (b) if mailed by certified or registered mail, with postage prepaid, on the third business day after the mailing date. Addresses for notices to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

13.8.        Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

13.9.        Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

If the General Corporation Law of the State of Delaware (the “Delaware Law”) or any other applicable law is amended after the date hereof to permit the Company to indemnify Indemnitee for Expenses or liabilities, or to indemnify Indemnitee with respect to any action or Proceeding, not contemplated by this Agreement, then this Agreement (without any further action be either party hereto) shall automatically be deemed to be amended to require that the Company indemnify Indemnitee to the fullest extent permitted by the Delaware Law.

13.10.      Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding, which arises out of or relates to this Agreement.

13.11.      Attorneys’ Fees. In the event Indemnitee is required to bring any action to enforce rights under this Agreement (including, without limitation, the payment or reimbursement of expenses of any proceeding described in Section 4), the Indemnitee shall be entitled to all reasonable fees and expenses in bringing and pursuing such action, unless a court of competent jurisdiction finds each of the material claims of the Indemnitee in any such action was frivolous and not made in good faith.

[Balance of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first written above.

TETON ENERGY CORPORATION		INDEMNITEE

By:	/s/ Karl F. Arleth	By:	/s/ Bill I. Pennington
Name: Karl F. Arleth		Name: Bill I. Pennington
Title: President & CEO

Date:	July 20, 2006	Date:	July 20, 2006

Address:	Teton Energy Corporation 410 17th Street – Suite 1850 Denver, CO 80202	Address:	27 Brookhaven Trail Columbine Valley, CO 80123

Exhibit B

Form of Restricted Stock Agreement

TETON ENERGY CORPORATION

2005 Long Term Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT is made as of this 1st day of April 2006, by and between Teton Energy Corporation, a Delaware corporation (the “Company”), and                  (“Participant”).

The Company, pursuant to its 2005 Long Term Incentive Plan (the “Plan”), hereby grants the following stock award to Participant, which award shall have the terms and conditions set forth in this Agreement:

1.     Award

The Company, effective as of the date of this Agreement, hereby grants to Participant a restricted stock award of              shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to the terms and conditions set forth herein.

2.     Vesting

Subject to the terms and conditions of this Agreement, the Shares shall vest in Participant as follows: the Shares shall vest ratably over a three-year period, with one-third of the Shares (        ) vesting on January 1, 2007; one-third of the Shares (        ) vesting on January 1, 2008, and the balance or (        ) of the Shares vesting on January 1, 2009, if, and only if, Participant remains continuously employed by the Company from the date hereof until each respective vesting date, and subject to the forfeiture provisions below.  Vesting of the Shares shall be accelerated to an earlier date only under the following conditions:

(a)   in the event of a Change in Control of Company (as defined in the attached Exhibit A), and provided that Participant remains continuously in the service of or employed the Company until the effective date of such Change in Control, all unvested Shares granted under this Agreement shall become immediately vested on the effective date of the Change in Control;

(b)   in the event that Participant’s employment by or service provision for the Company is terminated because Participant becomes in the service of a new owner of any business of the Company pursuant to a Change in Control event, and provided that Participant remains continuously employed by or in the service of the Company until the date of closing of the Change in Control event, all unvested Shares granted under this Agreement shall become immediately vested as of the last date of Participant’s service to or employment by the Company; or

(c)   in the event that Participant’s service to the Company is involuntarily terminated by the Company without cause within one year following a Change in Control Event, and provided that Participant remains continuously in the service of the Company until the date of such involuntary termination, all unvested Shares granted under this Agreement shall become immediately vested as of the last date of Participant’s employment with or service for the Company.

(d)   in the event that the Participant’s employment with or service to the Company terminates because of death or Disability or at the request of the Chief Executive Officer of the Company (other than for Cause) or of a U.S. government agency, all the Shares issuable under this award will vest on such termination. Except to the extent provided in the preceding sentence or unless specifically provided in this Agreement or in a side letter thereto, this award will not vest upon the Participant’s retirement. On the Vesting Date (or promptly thereafter), the Company will deliver to the Participant a certificate representing the Shares which have vested on such date. For purposes of this Agreement, the term “Disability” shall be defined as any condition which shall render the Participant incapable of fulfilling his or her obligations hereunder because of injury or physical or mental illness, and such incapacity shall exist or reasonably may be expected, upon the competent medical opinion of a doctor chosen by the Company, for a period exceeding 60 consecutive days or 120 nonconsecutive days within a six-month period.

3.     Restriction on Transfer

Until the Shares vest pursuant to Section 2 hereof, none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares.

4.     Forfeiture

If Participant ceases to be an employee of or otherwise providing services to the Company or any majority-owned affiliate of the Company for any reason prior to the vesting of the Shares pursuant to Section 2 hereof, Participant’s rights to the unvested portion of the Shares shall be immediately and irrevocably forfeited.

5.     Issuance and Custody of Certificate

(a)   The Company shall cause to be issued one or more stock certificates, registered in the name of Participant, evidencing the Shares.  Each such certificate (except for certificates in respect of shares to be sold for taxes) shall bear the following legend:

“The shares of common stock represented by this certificate are subject to forfeiture, and the transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including restrictions against transfer) contained in the 2005 Long Term Incentive Plan (the “Plan”) and a Restricted Stock Award Agreement (the “Agreement”) entered into between Teton Energy Corporation and the registered owner of such shares.  Copies of the Plan and the Agreement are on file in the office of the Secretary of Teton Energy Corporation, 410 17th Street, Suite 1850, Denver, Colorado 80202.”

(b)   Participant shall execute stock powers relating to the Shares and deliver the same to the Company.  Company shall use such stock powers only for the purpose of canceling any unvested Shares that are forfeited.

(c)   Each certificate issued pursuant to Section 5(a) hereof, together with the stock powers relating to the Shares, shall be deposited by the Company with the Secretary of the Company or a custodian designated by the Secretary.  The Secretary or such custodian shall issue a receipt to Participant evidencing the certificate or certificates held which are registered in the name of Participant.

(d)   After any Shares vest pursuant to Section 2 hereof, the Company shall promptly cause to be issued a certificate or certificates evidencing such vested Shares, free of the legend provided in section 5(a) hereof, and shall cause such certificate or certificates to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs.

6.     Distributions and Adjustments

(a)   If all or any portion of the Shares vest in Participant subsequent to any change in the number or character of Shares of Common Stock (through stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Shares of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares such that an adjustment is determined by the Compensation Committee of the Board of Directors (the “Committee”) to be appropriate in order to prevent dilution or enlargement of the interest represented by the Shares), Participant shall then receive upon such vesting the number and type of securities or other consideration which he would have received if the Shares had vested prior to the event changing the number or character of outstanding Shares of Common Stock.

(b)   Any additional Shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares prior to the date the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares.  Any cash dividends payable with respect to the Shares shall be distributed to Participant at the same time cash dividends are distributed to shareholders of the Company generally.

(c)   Any additional Shares of Common Stock, any securities and any other property (except for cash dividends) distributed with respect to the Shares prior to the date such Shares vest shall be promptly deposited with the Secretary or the custodian designated by the Secretary to be held in custody in accordance with Section 5(c) hereof.

7.     Taxes

(a)   In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it in connection with this restricted stock award, and in order to comply with all applicable federal or state tax laws or regulations, the Company may take such action as it deems appropriate to assure that, if necessary, all applicable federal or state income and social security taxes are withheld or collected from Participant, including through means of grossing up the grant to so provide for the collection of such taxes.

(b)   Participant may elect to satisfy his federal and state income tax withholding obligations in connection with this restricted stock award by (i) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon vesting of this restricted stock award having a fair market value equal to the amount of federal and state income taxes required to be withheld in connection with this restricted stock award, in accordance with the rules of the Committee, or (ii) delivering to the Company shares of Common Stock other than the shares to be delivered upon vesting of this restricted stock award having a fair market value equal to such taxes, in accordance with the rules of the Committee.

(c)   Notwithstanding clause 7(b) above, if Participant elects, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the Shares, the Company may require at the time of such election an additional payment for withholding tax purposes based on the fair market value of such Shares as of the date of the acquisition of such Shares by Participant.

8.     Confidentiality, Non-Competition And Non-Solicitation

In consideration of Participant’s receipt of this award, Participant agrees as follows:

(a)   Participant will hold in a fiduciary capacity for the benefit of the Company all information, knowledge or data relating to the Company or any Subsidiaries and their respective businesses which the Company or any Subsidiaries consider to be proprietary, trade secret or confidential that Participant obtains or have previously obtained during its service and that is not public knowledge (other than as a result of Participant’s violation of this provision) (“Confidential Information”). Participant will not directly or indirectly use any Confidential Information for any purpose not associated with the activities of the Company or any Subsidiaries, or communicate, divulge or disseminate Confidential Information to any person or entity not authorized by the Company or any Subsidiaries to receive it at any time during or after Participant’s service, except with the prior written consent of the Company or as otherwise required by law or legal process.

(b)   For a period of two years after the termination of Participant’s service, for any reason, voluntary or involuntary, Participant will not, without the written consent of the Company, directly or indirectly, engage or hold an interest in any company listed in Exhibit B, or any subsidiary or affiliate of such company (the “Competing Businesses”), or directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a holder of less than five percent (5%) of any class of publicly traded securities of any such Competing Business). Participant and the Company explicitly acknowledge that the companies, entities, or interests identified in Exhibit C were owned by Participant prior to his employment with the Company and are specifically approved.

(c)   For a period of one year after the termination of Participant’s service, for any reason, Participant will not, without the written consent of the Company, directly or indirectly solicit, entice, persuade or induce any person to leave the employment of the Company or any Subsidiaries (other than persons employed in a clerical, non-professional or non-management position).

(d)   Participant understands and agrees that the restrictions set forth above, including, without limitation, the duration, and the business scope of such restrictions, are reasonable and necessary to protect the legal interests of the Company. Participant further agrees that the Company will be entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions. In addition, Participant also agrees that in the event it is found by a court of law to have violated the confidentiality provisions of this Agreement, that an adequate remedy will including, among other things, the immediate forfeit of all shares (whether or not vested) and disgorgement of any profit associated with this grant. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted only to the extent necessary to make the remaining provisions of this Agreement enforceable.

9.     Miscellaneous

(a)   This Agreement is issued pursuant to the Plan and is subject to its terms.  Participant hereby acknowledges receipt of a copy of the Plan.  The Plan is also available for inspection during business hours at the principal office of the Company.

(b)   This Agreement shall not confer on Participant any right with respect to continuance of service of or employment by the Company or any of its subsidiaries.

(c)   This award is governed by and subject to the terms and conditions of the Plan, which contain important provisions of this award and form a part of this Agreement. Copies of the Plan are being provided to or have been provided to Participant, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Participant’s rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws and foreign laws.

(d)   This Agreement may be executed via facsimile and in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same Agreement.

(e)   This Agreement shall be governed by and construed under the internal laws of the State of Colorado, without regard for conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

TETON ENERGY CORPORATION

By:

Its:	Chairman

PARTICIPANT

Grantee:	No. of Shares:	Grant Date:	Vesting Date:

Exhibit A

Change In Control.

(i)            For purposes of this Agreement and this Exhibit A, a Change in Control” of the Company shall mean:

(a)           a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;

(b)           the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, determined in accordance with Rule 13d-3, excluding, however, any securities acquired directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company); however, that for purposes of this clause the term “person” shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan;

(c)           the Continuing Directors cease to constitute a majority of the Company’s Board of Directors;

(d)           consummation of a reorganization, merger or consolidation of, or a sale or other disposition of all or substantially all of the assets of, the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own voting securities of the corporation resulting from such Business Combination having more than 50% of the combined voting power of the outstanding voting securities of such resulting Corporation and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the action of the Board of Directors of the Company approving such Business Combination;

(e)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(f)            the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

(ii)           “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an

Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (x) was a member of the Board of Directors on the date of this Agreement as first written above or (y) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.  For purposes of this subparagraph (ii), “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

Exhibit B

Prohibited Activities or Ownership Interests

Exhibit C

Permitted Activities or Ownership Interests